                 THE LATIN AMERICA EQUITY INVESTMENT FUND, INC.

                              ARTICLES OF AMENDMENT

The Latin America Equity Investment Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                  The name of the Corporation is "THE LATIN
                  AMERICA EQUITY FUND, INC."

SECOND: the foregoing amendment to the Articles of Incorporation of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval of the foregoing amendment.

IN WITNESS WHEREOF, The Latin America Equity Investment Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, Emilio Bassini, and attested by its Secretary, Michael Pignataro, on September 19, 1991.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Articles of Incorporation are true in all material respects and that this statement is made under penalties of perjury.

                                                      THE LATIN AMERICA EQUITY
                                                        INVESTMENT FUND, INC.



                                                       By: /S/ EMILIO BASSINI
                                                           -------------------
                                                             Emilio Bassini
                                                                President
Attest:



/S/ MICHAEL PIGNATARO
-------------------------
Michael Pignataro
Secretary

                            ARTICLES OF INCORPORATION

                                       OF

                    THE LATIN AMERICA INVESTMENT FUND, INC.

                       ----------------------------------


                                   ARTICLE I.

        THE UNDERSIGNED, Suzanne B. Barnett, whose post office address is c/o Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York 10022, being at least eighteen years of age, does hereby act as an incorporator and form a corporation under and by virtue of the Maryland General Corporation Law.

                                   ARTICLE II.

                                      NAME

        The name of the Corporation is THE LATIN AMERICA INVESTMENT FUND, INC.

                                  ARTICLE III.

                              PURPOSES AND POWERS

        The Corporation is formed for the following purposes:

        (1) To conduct and carry on the business of a closed-end investment company.

        (2) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

        (3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by law.

        (4) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

        The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

                                   ARTICLE IV.

                       PRINCIPAL OFFICE AND RESIDENT AGENT

        The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Company Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Company Incorporated. The post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE V.

                                  CAPITAL STOCK

        (1) The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, of the par value of one tenth of one cent ($.001) per share and of the aggregate par value of one hundred thousand dollars ($100,000), all of which one hundred million (100,000,000) shares are designated Common Stock.

        (2) The Corporation may issue fractional shares. Any fractional share shall carry proportionally the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, have the right to receive a certificate evidencing it.

        (3) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation, as from time to time amended.

        (4) No holder of stock of the Corporation by virtue of being such a holder shall have any right to purchase or subscribe for any shares of the
Corporation's capital stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

        (5) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock.

        (6) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in these Articles of Incorporation.

                                   ARTICLE VI.

                               BOARD OF DIRECTORS

        (1) The number of directors constituting the Board of Directors shall be as specified in the Bylaws or determined by the Board of Directors pursuant to the Bylaws, except that the number of directors shall in no event be greater than nine (9).

The names of the directors who shall act until the first annual meeting of shareholders or until their successors are duly chosen and qualified are:

                                   Mark Arnold
                                 Emilio Bassini

        (2) Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the "initial annual meeting"), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the classes of Directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows: Class I on the next annual meeting, Class II on the second next annual meeting and Class III on the third next annual meeting, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. The number of Directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.

        (3) A Director may be removed with or without cause, but only by action of the stockholders taken by the holders of at least seventy-five percent (75%) of the votes entitled to be cast.

        (4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

            (i) To make, alter or repeal the Bylaws of the Corporation, except as otherwise required by the Investment Company Act of 1940, as amended.

            (ii) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

            (iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

            (iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

            (v) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the Bylaws of the Corporation.

        (5) Any determination made in good faith by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation or as to the determination of the net asset value of shares of any class of the Corporation's capital stock, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation of the Corporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                  ARTICLE VII.

                              CERTAIN TRANSACTIONS

        (1) Except as otherwise provided in this Article VII, at least 75% of the votes entitled to be cast by stockholders, in addition to the affirmative vote of at least 75% of the entire Board of Directors, shall be necessary to effect any of the following actions:

            (i) any amendment to these Articles to make the Corporation's Common Stock a "redeemable security" or to convert the corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended) or any amendment to paragraph
(1) of Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least 75% of such Directors, approve such amendments in which case the affirmative vote of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required;

            (ii) any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets;

            (iii) any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to these Articles to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least 75% of such Directors, approve such proposal in which case the affirmative vote of a majority of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required; or

            (iv) any Business Combination (as hereinafter defined) unless either the condition in clause (A) below is satisfied in which case the affirmative vote of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required, or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied, in which case the number of shares required to approve such transactions under state law shall be required:

                   (A) The Business Combination shall have been approved by a vote of at least 75% of the Continuing Directors.

                   (B) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

                        (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by an Interested Party (as hereinafter defined) for any shares of such Voting Stock acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or
(bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

                        (y)  the net asset value per share of such
Voting Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                   (C) The consideration to be received by holders of the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                   (D) After the occurrence of the Threshold Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                   (E) After the occurrence of the Threshold Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                   (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party's expense, to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Acts or subsequent provisions).

         (b)  For the purposes of this Article:

            (i) "Business Combination" shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

                   (A) any merger, consolidation or share exchange of the Corporation with or into any other person;

                   (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12 month period) to or with any other person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation's business;

                   (C) the issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12 month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering thereof, (y) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation and (z) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation;

            (ii) "Continuing Director" means any member of the Board of Directors of the Corporation who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months (or since the Corporation's commencement of operations, if that period is less than 12 months) or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

            (iii) "Interested Party" shall mean any person, other than an investment company advised by the Corporation's initial investment manager or any of its Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation.

            (iv) "Person" shall mean an individual, a corporation, a trust or a partnership.

            (v) "Voting Stock" shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

            (vi)  A person shall be a "beneficial owner" of any Voting Stock:

                   (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or
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                   (B) which such person or any of its Affiliates or Associates has the right to acquire (whether such right is excercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or

                   (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

            (vii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

            (viii)  "Fair Market Value" means

                   (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price (if such stock is a National Market System security) or the highest closing bid quotation (if such stock is not a National Market System security) with respect to a share of such stock during the 30-day period preceding the relevant date on the National Association of Securities Dealers, Inc. Automated Quotation Systems (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by at least 75% of the Continuing Directors in good faith, and

                   (B) in the case of property other than cash or stock, the fair market value of such property on the relevant date as determined by at least 75% of the Continuing Directors in good faith.

            (ix) "Threshold Transaction" means the transaction by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

            (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (a)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

            (xi) Continuing Directors of the Corporation, acting by a vote of at least 75%, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph (a)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

                                  ARTICLE VIII.

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION

        (1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

        (2) Any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under the Maryland General Corporation Law, the Securities Act of 1933 and the Investment Company Act of 1940 as such statutes are now or hereafter in force. In addition, the Corporation shall also advance expenses to its currently acting and its former directors and officers to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law, the Securities Act of 1933 and the Investment Company Act of 1940. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

        (3) No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

        (4) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

                                   ARTICLE IX.

                                   AMENDMENTS

        (1) The Corporation reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding stock.

        (2) Notwithstanding Paragraph (1) of this Article or any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of Articles VI, VII or IX unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders.

        IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation or do hereby acknowledge that the adoption and signing are my act.

Dated the 16th day of April, 1990.

                                                  /S/ SUZANNE BARNETT
                                               --------------------------------
                                                        Suzanne Barnett,
                                                         Incorporator

                  THE LATIN AMERICA INVESTMENT FUND, INC.

                           ARTICLES OF AMENDMENT

The Latin America Investment Fund, Inc., a Maryland corporation having its principal office in the city of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Subparagraph (i) of paragraph (a) of Article VII of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

     "(i) Any amendment to these Articles to make the Corporation's Common Stock a "redeemable security" or to convert the Corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended) or any amendment to paragraph (1) of Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least seventy-five percent (75%) of such Directors, approve such amendments, in which case the number of shares required to approve such transaction under applicable law shall be required;"

SECOND: Subparagraph (iii) of paragraph (a) of Article VII of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

     "(iii) Any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to these Articles of Incorporation to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least seventy-five percent (75%) of such Directors, approve such proposals, in which case the number of shares required to approve such transaction under applicable law shall be required; or"

THIRD: The introductory language in subparagraph (iv) of paragraph (a) of
Article VII of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

     "(iv) Any Business Combination (as hereinafter defined) unless either the condition in clause (A) below is satisfied, or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied, in which case the number of shares required to approve such transaction under state law shall be required:"

FOURTH: The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and approved by the sole shareholder of the Corporation.

IN WITNESS WHEREOF, The Latin America Investment Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, Emilio Bassini, and attested by its Assistant Secretary, Michael Pignataro, on July 23, 1990.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Articles of Incorporation are true in all material respects and that this statement is made under penalties of perjury.

                                           THE LATIN AMERICA INVESTMENT FUND,
                                           INC.

                                           By: /s/ EMILIO BASSINI
                                              ------------------------
                                              Emilio Bassini
                                              President

Attest:

/s/ MICHAEL PIGNATARO
----------------------
Michael Pignataro
Assistant Secretary






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